Exhibit 10.3
Time-Based Restricted Stock Units
Terms and Conditions
2024 Equity and Incentive Compensation Plan

1. Grant of Restricted Stock Units. Macy’s, Inc. (the “Company”) has granted to Grantee as of the grant date (the “Date of Grant”) that number of restricted stock units as shown on the Restricted Stock Unit Award Letter (the “Award Letter”) to which these Terms and Conditions apply, subject to the terms, conditions and restrictions set forth herein and in the Macy’s, Inc. 2024 Equity and Incentive Compensation Plan (the “Plan”). These Terms and Conditions and the Award Letter together constitute an Evidence of Award, as defined in the Plan. Subject to Section 11 of the Plan, each Restricted Stock Unit represents the right to receive one share of common stock of the Company (“Common Stock”).

2. Vesting of Restricted Stock Units.

(a) Time Vesting. Subject to Section 3 hereof, the Restricted Stock Units shall vest in accordance with the vesting schedule detailed in the Award Letter (the “Normal Vesting Date”).

(b) Accelerated Vesting. Notwithstanding Section 2(a), the Restricted Stock Units shall vest as follows (referred to herein as an “Accelerated Vesting Date”):

(i) All unvested Restricted Stock Units shall immediately vest upon Grantee’s death or Disability (as defined in Section 17) while employed by the Company;

(ii) All unvested Restricted Stock Units shall continue to vest in accordance with their terms in the event Grantee retires at least six months after the Date of Grant, on or after age 62 with at least 5 years of service (“Retirement”), and complies with the provisions of Section 3(b) below;

(iii) Unvested Restricted Stock Units shall continue to vest in accordance with their terms to the same extent that such unvested Restricted Stock Units would have vested had Grantee remained in continuous employment with the Company for the noncompetition period specified in Section 19(a) following the date of termination of Grantee’s employment, if (A) Grantee is a participant in the Company’s Senior Executive Severance Plan, (B) Grantee’s employment is terminated by the Company without Cause (as defined in Section 17) (other than as described in clause (iv) below) (such termination, with respect to a Senior Executive Severance Plan participant, an “Involuntary Termination”), and (C) Grantee complies with the provisions of Section 3(b) below; and

(iv) All unvested Restricted Stock Units shall immediately vest (A) if, within the twenty-four (24) month period following a Change in Control (as defined in the Plan), Grantee’s employment is terminated by the Company without Cause (as defined in Section 17) or if Grantee voluntarily terminates employment with Good Reason (as defined in Section 17) (either event, a “Qualifying Termination”), or (B) at the Change in Control to the extent awards are not assumed or replaced by the acquirer/continuing entity on terms deemed appropriate by the Compensation Committee.

3. Forfeiture of Restricted Stock Units.

(a) Termination of Employment. Except as the Compensation Committee may determine on a case-by-case basis or in accordance with Section 2(b)(ii), 2(b)(iii) or 2(b)(iv)(A), all unvested Restricted Stock Units shall be forfeited if Grantee ceases to be continuously employed by the Company at any time prior to the applicable Normal Vesting Date. The continuous employment of Grantee shall not be deemed to have been interrupted by reason of the transfer of Grantee’s employment among the Company and its subsidiaries, divisions or affiliates or a leave of absence approved by the Company. In the event of a termination for Cause, all unvested Restricted Stock Units shall be immediately forfeited.

(b) Violation of Restrictive Covenants. All unvested Restricted Stock Units shall be forfeited immediately upon the occurrence of any of the following events. If there are no unvested Restricted Stock Units outstanding at the time a restrictive covenant is violated, the Company may pursue other legal remedies.

(i) Following voluntary or involuntary Retirement or Involuntary Termination and prior to 12 [24 for CEO] months following Retirement or Involuntary Termination, as applicable, Grantee renders personal services to a Competing Business (as defined in Section 17) in any manner, including, without limitation, as employee, agent, consultant, advisor, independent contractor, proprietor, partner, officer, director, manager, owner, financer, joint venturer or otherwise; or

(ii) Following voluntary or involuntary Retirement or Involuntary Termination and prior to 24 months following Retirement or Involuntary Termination, Grantee directly or indirectly solicits or otherwise entices any of the Company’s employees to resign from their employment with the Company, whether individually or as a group; or

(iii) At any time following voluntary or involuntary Retirement or Involuntary Termination, Grantee discloses or provides to any third party, or uses, modifies, copies or adapts any of the Company’s Confidential Information (as defined in Section 17).

An involuntary Retirement occurs when the employment of a Grantee who satisfies the age and years of service criteria described in Section 2(b) above is terminated by the Company without Cause.

4. Dividend, Voting and Other Rights. Grantee shall have no rights of a stockholder with respect to the Restricted Stock Units prior to the date on which shares of Common Stock are issued in settlement thereof, including the right to vote any of the Restricted Stock Units or the right to receive dividends. The Restricted Stock Units are subject to adjustment to prevent dilution or enlargement of the rights of Grantee that would otherwise result from changes in the capital structure of the Company or from certain corporate transactions or events as provided in Section 11 of the Plan. Any additional Restricted Stock Units credited to Grantee pursuant to such adjustments will be subject to the terms and restrictions set forth in these Terms and Conditions.

5. Settlement of Restricted Stock Units.

(a) Subject to the satisfaction of any withholding tax liability, the Company shall issue to Grantee (or his or her beneficiary, if applicable) shares of unrestricted Common Stock to settle Restricted Stock Units granted hereunder to the extent the Restricted Stock Units are vested on such date or event (whether vested by virtue of such date, event or otherwise) on the earliest to occur of: (i) the applicable Normal Vesting Date, (ii) Grantee’s death, (iii) Grantee’s Disability, (iv) a Change in Control; provided, that, if the Change in Control does not constitute a “change in ownership”, a “change in effective control” or a “change in the ownership of a substantial portion of the assets” of the Company under Section 409A of the Code (a “Section 409A Change in Control”) with respect to the Company, the shares of unrestricted Common Stock shall not be issued or delivered at such time and shall instead be issued or delivered in accordance with this Section 5(a) upon the next event contemplated hereby), and (v) Grantee’s “separation from service” from the Company within the meaning of Section 409A of the Code and Treasury Regulation Section 1.409A-1(h), provided such separation from service occurs within the twenty-four (24) month period following a Section 409A Change in Control. The number of Restricted Stock Units which are considered to be vested on any such date shall be determined in accordance with Section 409A of the Code. In particular, for purposes of Section 5(a)(iv) above, all unvested Restricted Stock Units shall be considered as vested on such Change in Control date if Grantee on such date would have retired and such event would have been treated as a Retirement under Section 2(b)(ii). The number of shares of unrestricted Common Stock to be issued in settlement of any vested Restricted Stock Units shall be equal to the number of Restricted Stock Units that are vested on the applicable vesting date or event. Such Common Stock shall be credited as book entry shares to Grantee’s trading account.

(b) For the sake of clarity, in the event all or any portion of the Restricted Stock Units do not become vested, those Restricted Stock Units shall be forfeited without payment of any consideration therefor.

6. Clawback. Grantee acknowledges and agrees that:

(a) In the event that, within three years of the end of the vesting period and settlement of vested Restricted Stock Units, the Company restates its financial results with respect to the Company’s performance during the vesting period to correct a material error that the Compensation Committee determines is the result of fraud or intentional misconduct, then the Compensation Committee, in its discretion, may require Grantee to repay to the Company all income, if any, derived from the Restricted Stock Units (the “Basic Clawback Policy”).

(b) In addition, any incentive-based compensation received by Grantee from the Company hereunder or otherwise shall be subject to recovery by the Company under the Company’s clawback provisions and policies as they may be in effect from time to time, including, without limitation, the Company’s Compensation Clawback Policy effective October 2, 2023 or any other policy that may be adopted from time to time to implement Section 10D of the Securities Exchange Act of 1934, as amended, and any rules and regulations promulgated thereunder (including applicable rules and regulations of any national securities exchange or national securities association on which the Common Stock may be traded) (such policies, together with the Basic Clawback Policy, the “Compensation Recovery Policies”).

(c) Any and all applicable provisions of this Terms and Conditions shall be deemed superseded (as necessary) by the Compensation Recovery Policies from and after the effective date thereof.

(d) By accepting the Restricted Stock Units covered by these Terms and Conditions, Grantee (i) consents to be bound by the terms of the Compensation Recovery Policies, as applicable, (ii) agrees and acknowledges that Grantee is obligated to and will cooperate with, and will provide any and all assistance necessary to, the Company in any effort to recover or recoup any compensation or other amounts subject to clawback or recovery pursuant to the Compensation Recovery Policies and/or applicable laws, rules, regulations, stock exchange listing standards or other Company policy, and (iii) agrees that the Company may enforce its rights under the Compensation Recovery Policies through any and all reasonable means permitted under applicable law as it deems necessary or desirable under the Compensation Recovery Policies. Such cooperation and assistance shall include (but is not limited to) executing, completing and submitting any documentation necessary, or consenting to Company action, to facilitate the recovery or recoupment by the Company from Grantee of any such compensation or other amounts, including from the Participants’ accounts or from any other compensation, to the extent permissible under Section 409A of the Code.

(e) The rights of the Company set forth in this Terms and Conditions to recover compensation under the Compensation Recovery Policies are in addition to any other rights to recovery or damages available at law or equity.

7. No Employment Contract. Nothing contained in the Award Letter or these Terms and Conditions shall confer upon Grantee any right with respect to continued employment by the Company, or limit or affect the right of the Company to terminate the employment or adjust the compensation of Grantee.

8. Taxes and Withholding. If the Company is required to withhold any federal, state, local or foreign tax in connection with the issuance or vesting of, or other event triggering a tax obligation with respect to, any Restricted Stock Units or the issuance of any unrestricted shares of Common Stock or other securities following vesting pursuant to the Award Letter or these Terms or Conditions, it shall be a condition to such vesting, issuance or event that Grantee pay or make provisions satisfactory to the Company for payment of the tax. Unless Grantee makes alternative arrangements satisfactory to the Company prior to the vesting of the Restricted Stock Units or the issuance of shares of unrestricted Common Stock or other event triggering a tax obligation, Grantee will satisfy the statutory tax withholding obligations by providing for the sale of enough shares to generate proceeds that will satisfy the withholding obligation or surrendering to the Company a portion of the shares of Common Stock that are issued or transferred to Grantee for credit against the withholding obligation at the Market Value per Share of such shares on the applicable tax date. In accordance with Section 16 of the Plan, in no event will the fair market value of the shares of Common Stock to be withheld or delivered pursuant to this Section 8 to satisfy applicable withholding taxes exceed Grantee’s estimated tax obligations based on the maximum statutory tax rates in the applicable taxing jurisdiction.

9. Limitations on Transfer of Restricted Stock Units. The Restricted Stock Units may not be transferred or assigned by Grantee until they vest other than (i) upon death, by will or the laws of descent and distribution, (ii) pursuant to a qualified domestic relations order or (iii) to a fully revocable trust to which Grantee is treated as the owner for federal income tax purposes.

10. Compliance with Law. The Company shall make reasonable efforts to comply with all applicable federal and state securities laws; provided, however, that the Company shall not be obligated to issue any Restricted Stock Units or shares of unrestricted Common Stock or other securities pursuant to the Award Letter and these Terms and Conditions if the issuance thereof would result in a violation of any such law.

11. Relation to Other Benefits. Any economic or other benefit to Grantee under the Award Letter and these Terms and Conditions shall not be taken into account in determining any benefits to which Grantee may be entitled under any profit-sharing, retirement or other benefit or compensation plan maintained by the Company.

12. Amendments. Any amendment to the Plan shall be deemed to be an amendment to these Terms and Conditions to the extent that the amendment is applicable hereto; provided, however, that no amendment shall materially impair the rights of Grantee under the Award Letter and these Terms and Conditions without Grantee’s consent.

13. Severability. In the event that any provisions of these Terms and Conditions shall be invalidated for any reason by a court of competent jurisdiction, the invalidated provision shall be deemed to be separable from the other provisions hereof, and the remaining provisions hereof shall continue to be valid and fully enforceable.

14. Relation to Plan.

(a) General. These Terms and Conditions are subject to the terms and conditions of the Plan. In the event of any inconsistent provisions between these Terms and Conditions and the Plan, the Plan shall govern. Capitalized terms used herein without definition shall have the meanings assigned to them in the Plan. All references to the Company in these Terms and Conditions shall include, unless the context in which it is used suggests otherwise, its subsidiaries, divisions and affiliates.

(b) Compliance with Section 409A of the Code. The Company and Grantee acknowledge that, to the extent applicable, it is intended that the restricted stock units covered by these Terms and Conditions comply with or be exempt from the provisions of Section 409A of the Code, and the restricted stock units shall be administered in a manner consistent with this intent. Any amendments made to comply with Section 409A of the Code may be retroactive to the extent permitted by Section 409A of the Code and may be made by the Company without the consent of Grantee. In any case, Grantee shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed in connection with these Terms and Conditions and the Award Letter (including any taxes and penalties under Section 409A of the Code), and the Company shall not have any obligation to indemnify or otherwise hold Grantee harmless from any or all of such taxes or penalties. Any reference herein to Section 409A of the Code will also include any regulations or any other formal guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service. To the extent that the Restricted Stock Units, or the issuance or delivery of shares of Common Stock underlying the Restricted Stock Units are subject to Section 409A of the Code, the Restricted Stock Units shall be awarded, and any shares of Common Stock in respect thereof shall be issued or delivered in a manner that complies with Section 409A of the Code. Each payment under these Terms and Conditions and the Award Letter shall be treated as a separate payment for purposes of Section 409A of the Code. Notwithstanding any other provision to the contrary, to the extent that any payment described in these Terms and Conditions or the Award Letter constitutes a “deferral of compensation” subject to Section 409A of the Code (after taking into account to the maximum extent possible any applicable exemptions) treated as payable upon a “separation from service” (as defined in Section 409A of the Code and Treasury Regulation Section 1.409A-1(h)), then, if on the date of Grantee’s separation from service, Grantee is a “specified employee” (as defined in Section 409A of the Code and using the identification methodology selected by the Company from time to time), to the extent required for Grantee not to incur additional taxes pursuant to Section 409A of the Code, such payment will be made to Grantee on the fifth business day of the seventh month after such separation from service. Notwithstanding any other provision to the contrary, a termination or cessation of employment shall not be deemed to have occurred for purposes of any provision of these Terms and Conditions or the Award Letter providing for the payment of “deferred compensation” upon or following a termination or cessation of employment unless such termination is also a “separation from service” from the Company, and, for purposes of any such provision of these Terms and Conditions, references to “employment termination,” “termination of employment,” “retirement,” or like terms shall mean “separation from service.”

15. Successors and Assigns. The provisions of the Award Letter and these Terms and Conditions shall inure to the benefit of, and be binding upon, the successors, administrators, heirs, legal representatives and permitted assigns of Grantee, and the successors and assigns of the Company.

16. Governing Law. The Award Letter and these Terms and Conditions shall be governed by and construed in accordance with the internal substantive laws of the State of Delaware.

17. Definitions.

(a) “Cause” shall mean that Grantee has committed prior to termination of employment any of the following acts:

(i) An intentional act of fraud, embezzlement, theft, or any other material violation of law in connection with Grantee’s duties or in the course of Grantee’s employment;

(ii) Intentional wrongful damage to material assets of the Company;

(iii) Intentional wrongful disclosure of material confidential information of the Company;

(iv) Intentional wrongful engagement in any competitive activity that would constitute a material breach of the duty of loyalty;

(v) Intentional breach of any stated material employment policy of the Company; or

(vi) Intentional neglect by Grantee of Grantee’s duties and responsibilities.

For purposes of Section 17(a)(v), “material employment policy of the Company” includes, but is not limited to, any of the following policies: Equal Employment Opportunity, Anti-Harassment, the policy prohibiting workplace violence, wage & hour policies, or the prohibition on the falsification of Company records.

(b) “Competing Business” shall mean:

(i)Any of the following named companies, or any other business into which such company is merged, consolidated, or otherwise combined, and the subsidiaries, affiliates and successors of each such company

Amazon	J.C. Penney	Sears
Burlington Coat Factory	Kohl’s	Target
Dillard’s	Nordstrom	TJX
Hudson’s Bay	Ross Stores	Walmart

or

(ii) Any business or enterprise engaged in the business of retail sales that (1) had annual revenues for any of its three most recently completed fiscal years of at least $4.0 billion; and (2) both (i) offers a category or categories of merchandise (e.g., Fine Jewelry, Cosmetics, Kids, Big Ticket, Housewares, Men’s, Dresses), any of which are offered by the Company (and its subsidiaries, divisions or controlled affiliates), and (ii) the revenue derived by such other retailer during any of such retailer’s three most recently ended fiscal years from such category or categories of merchandise represent(s), in the aggregate, more than 50% of the Company’s (and its subsidiaries, divisions or controlled affiliates) total revenues for any of its three most recently completed fiscal years derived from the same category or categories of merchandise.

(c) “Confidential Information” shall mean any data or information that is material to the Company and not generally known to the public, including, without limitation: (i) price, cost and sales data; (ii) the identities and locations of vendors and consultants furnishing materials and services to the Company and the terms of vendor or consultant contracts or arrangements; (iii) lists and other information regarding customers and suppliers; (iv) financial information that has not been released to the public; (v) future business plans, marketing or licensing strategies, and advertising campaigns; or (vi) information about the Company’s employees and executives, as well as the Company’s talent strategies including but not limited to compensation, retention and recruiting initiatives.

(d) “Disability” shall mean Grantee’s inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

(e) “Good Reason” shall mean, without Grantee’s consent, the occurrence of any of the following events:

(i) A material diminution in Grantee’s base compensation;

(ii) A material diminution in Grantee’s authority, duties or responsibilities;

(iii) A material change in the geographic location at which Grantee must perform Grantee’s services; or

(iv) Any other action or inaction that constitutes a material breach by the Company of an agreement under which Grantee provides services.

Notwithstanding the foregoing, in order to terminate for Good Reason, (x) Grantee must provide the Company with written notice of the event(s) or condition(s) constituting Good Reason within ninety (90) days following the existence of such event(s) or condition(s), (y) the Company must be given thirty (30) days to cure such event(s) or condition(s), and (z) Grantee must actually terminate employment for Good Reason within sixty (60) days following the end of the Company’s cure period.

18. Data Privacy. Grantee hereby explicitly accepts the grant of Restricted Stock Units and unambiguously consents to the collection, use and transfer, in electronic or other form, of personal data as described in the Award Letter and these Terms and Conditions by and among the Company and its subsidiaries and affiliates for the exclusive purpose of implementing, administering and managing Grantee’s participation in the Plan.

(a) Grantee understands that the Company holds certain personal information about Grantee, including, but not limited to, Grantee’s name, home address and telephone number, date of birth, social security number or other identification number, salary, nationality, job title, shares of Common Stock held, details of all grants of Restricted Stock Units or any other entitlement to shares of Common Stock awarded, canceled, exercised, vested, unvested or outstanding in Grantee’s favor, for the purpose of implementing, administering and managing the Plan (the “Data”).

(b) Grantee understands that the Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in the United States or elsewhere, and that the recipient’s country may have different data privacy laws and protections than the United States. Grantee understands that Grantee may request a list with the names and addresses of any potential recipients of the Data by contacting Grantee’s local human resources representative.

(c) Grantee authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing Grantee’s participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom Grantee may elect to deposit any shares of Common Stock acquired.

(d) Grantee understands that Data will be held only as long as is necessary to implement, administer and manage Grantee’s participation in the Plan.

(e) Grantee understands that Grantee may, at any time, view the Data, request additional information about the storage and processing of the Data, require any necessary amendments to the Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing Grantee’s local human resources representative.

(f) Grantee understands, however, that refusing or withdrawing Grantee’s consent may affect Grantee’s ability to participate in the Plan.

19. Acceptance of Award. By accepting this award, Grantee agrees as follows:

(a) Noncompetition. During the term of Grantee’s employment with the Company and for the 12 [24 for CEO] month period beginning on the date that Grantee’s employment with the Company ceases for any reason, Grantee shall not act in any capacity (whether as an employee, agent, consultant, advisor, independent contractor, proprietor, partner, officer, director, manager, owner, financier, joint venturer, or otherwise), for any of the following companies, or any business into which such company is merged, consolidated, or otherwise combined: Amazon, Burlington Coat Factory, Dillard’s, Hudson’s Bay, J.C. Penney, Kohl’s, Nordstrom, Ross Stores, Sears, Target, TJX and Walmart, and the subsidiaries, affiliates and successors of each such company, or a Restricted Business. A “Restricted Business” means any business or enterprise engaged in the business of retail sales that had annual revenues for any of its three most recently completed fiscal years of at least $4 billion; and both (i) offers a category or categories of merchandise (e.g., Fine Jewelry, Cosmetics, Kids, Big Ticket, Housewares, Men’s, Dresses), any of which are offered in stores, online or through an alternate channel directly by the Company, and (ii) revenue derived by such other retailer during any of such retailer’s three most recently ended fiscal years from such category or categories of merchandise represent(s), in the aggregate, more than 50% of the Company’s total revenues for any of its three most recently completed fiscal years derived from the same category or categories of merchandise.

a. Nonsolicitation. Grantee agrees that Grantee will not directly or indirectly at any time during the period of Grantee’s employment with the Company and for the 24 month period beginning on the date that Grantee’s employment with the Company ceases for any reason, solicit or otherwise entice any of the Company’s employees to resign from their employment by the Company, whether individually or as a group. Grantee acknowledges that this covenant is necessary to enable the Company to maintain the confidentiality of its Confidential Information, to avoid inevitable disclosure of such Confidential Information, to protect the Company’s goodwill with its Customers and to protect against unfair competition and to retain its’ competitive advantage. “Customer” means any person or entity which at the time of Grantee’s cessation of employment with the Company is, or was within two years prior to such cessation of employment, a customer of the Company.

a. Confidential Information. In order to protect the Company’s Confidential Information, Grantee agrees that during the period of Grantee’s employment with the Company and thereafter, Grantee will not disclose nor provide to anyone, and will not use, modify, copy or adapt (except in the course of performing Grantee’s duties for the Company) any of the Company’s Confidential Information. Grantee specifically agrees that Grantee’s obligation not to use, modify, copy, adapt, disclose, or provide to third parties any of the Company’s Confidential Information shall survive termination of Grantee’s employment with the Company, regardless of the grounds for such termination.

a. Breach. Grantee acknowledges and agrees that if Grantee should breach any of the covenants, restrictions and agreements contained herein, irreparable loss and injury would result to the Company, and that damages arising out of such a breach may be difficult to ascertain. Grantee therefore agrees that in the event of any such breach, all vested and unvested Restricted Stock Units covered by this award shall be immediately forfeited and cancelled and, in addition to all other remedies provided at law or at equity, the Company may petition and obtain from a court of law or equity all necessary temporary, preliminary and permanent injunctive relief to prevent a breach by Grantee of any covenant contained in these Terms and Conditions.

a. Enforcement. The parties hereby agree that if the scope or enforceability of any of the covenants contained in these Terms and Conditions is in dispute, a court or other trier of fact may modify and enforce the covenant in the form necessary to provide the Company with the maximum protection afforded by applicable law.

a. Extension of Obligations. If Grantee breaches any of the provisions of these Terms and Conditions, and if the Company brings legal action for injunctive relief, such relief shall have the duration specified in Section 19(a) or Section 19(b) as relevant, commencing from the date such relief is granted.

a. Other Restrictions or Covenants. The covenants, restrictions and agreements contained herein are in addition to any noncompetition, nonsolicitation or confidentiality agreements Grantee has entered or may inter into with the Company pursuant to the Company’s Executive Severance Plan, Senior Executive Severance Plan, or otherwise.

a. References to Company. Grantee is employed by Macy’s, Inc. or one of its controlled affiliates, subsidiaries or divisions (collectively “Macy’s Affiliates”). References in these Terms and Conditions to Company shall include references to Macy’s Affiliates.

IMPORTANT: The post-employment non-compete clause regarding employment with a Competing Business contained in these Terms and Conditions is void under California law and does not apply to individuals living or working in California. However, in all locations, including California, all other provisions contained in these Terms and Conditions are valid and enforceable, including but not limited to the nonsolicitation and confidentiality provisions as well as the non-compete provision as it relates to rending any other services (including but not limited to as a consultant, independent contractor, proprietor, partner officer, director, etc.) to a Competing Business.